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                                                                     EXHIBIT 4.3

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         Amendment No. 2 to Rights Agreement dated as of November 22, 2000, amending the Rights Agreement dated as of May 16, 1997, (as amended, the "Agreement") between Performance Food Group Company, a Tennessee corporation (the "Company"), and American Stock Transfer Trust Company (the "Rights Agent").

         WHEREAS, on May 16, 1997, the Company and the Rights Agent entered into the Agreement;

         WHEREAS, Section 27 of the Agreement provides that prior to the Distribution Date, the Company may amend the Agreement without the approval of any holders of Common Shares;

         WHEREAS, on October 19, 2000, the Company's Board of Directors authorized this Amendment; and

         WHEREAS, the Company and the Rights Agent wish to amend the Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1. Section 1(j) of the Agreement is hereby amended in its entirety to read as follows:

         (j)      [intentionally left blank].

2. Section 3(a)(ii) of the Agreement is hereby amended in its entirety to read as follows:

         (ii) the Close of Business on such date as a majority of the Board shall determine, which date shall follow the commencement of a tender offer (as determined by reference to Rule 14d-2(a) under the Exchange Act) or exchange offer by any Person, (the earlier of (i) and (ii) above being the "Exercisability Date"), the Rights:

                  (x) will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for shares of Common Stock registered in the names of the holders thereof as of and subsequent to the Record Date (which certificates for shares of Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and

                  (y) will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).


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As soon as practicable after the Exercisability Date, the Rights Agent will send at the expense of the Company by first-class, postage prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Exercisability Date, at the address of such holder shown on the records of the Company, a certificate for Rights, substantially in the form of Exhibit A attached hereto (the "Rights Certificate"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11 hereof, then at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Exercisability Date, the Rights will be evidenced solely by such Rights Certificates.

3. Section 3(c) of the Agreement is hereby amended in its entirety to read as follows:

         (c) Rights shall, without any further action, be issued in respect of all shares of Common Stock which are issued (including any shares of Common Stock held in treasury) after the Record Date but prior to the earlier of the Exercisability Date and the Expiration Date. Certificates representing such shares of Common Stock issued after the Record Date shall bear the following legend:

                  This certificate also evidences and entitles the holder hereof to certain rights as set forth in the Rights Agreement between Performance Food Group Company (the "Company") and American Stock Transfer Trust Company (as successor "Rights Agent") dated as of May 16, 1997, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the stock transfer administration office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to certificates representing shares of Common Stock (whether or not such certificates include the foregoing legend), until the earlier of the Exercisability Date and the Expiration Date, (i) the Rights associated with the shares of Common Stock represented by such certificates shall be evidenced by such certificates alone, (ii) registered holders of the shares of Common Stock shall also be the registered holders of the associated Rights, and (iii) the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.


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4.       Section 23(b) of the Agreement is hereby amended in its entirety to read as follows:

         (b) The Board may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date, or (ii) the Final Expiration Date, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the current per share market price of shares of Common Stock at the time of redemption determined pursuant to Section 11(d) hereof) or any other form of consideration deemed appropriate by the Board; provided that if the Company elects to pay the Redemption Price in shares of Common Stock, the Company shall not be required to issue fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount of cash equal to the same fraction of the current per share market price of a whole share of Common
Stock.

5. Section 24(a) of the Agreement is hereby amended in its entirety to read as follows:

         (a) The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or any part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Adverse Person becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.

6. Section 27 of the Agreement is hereby amended in its entirety to read as follows:

         Prior to the Exercisability Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Exercisability Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company by action of a majority of the Board so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order:

                  (i)      to cure any ambiguity;

                  (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein;

                  (iii)    to shorten or lengthen any time period hereunder; or


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                  (iv)     to change or supplement the provisions hereunder in
                           any manner which the Company may deem necessary or desirable and which shall be consistent with, and for the purpose of fulfilling, the objectives of the Board in adopting this Agreement, including any change in the number or class of shares of capital stock of the Company for which the Rights are potentially exercisable prior to a Triggering Event;

provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; and provided, further, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence (A) subject to Section 31 hereof, a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to change the Exercise Price hereunder. Upon the delivery of a certificate from an appropriate officer of the Company or, so long as any Person is an Acquiring Person hereunder, from the majority of the Board of Directors, which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment which changes the rights and duties of the Rights Agent under this Agreement shall be effective without the consent of the Rights Agent, and no supplement or amendment shall be made which changes the Redemption Price, the Exercise Price, the Expiration Date or the number of shares of Common Stock (or other securities) for which a Right is exercisable without the approval of a majority of the Board of Directors. Prior to the Exercisability Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.


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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to
Rights Agreement to be executed as of the date first written above.


                                         PERFORMANCE FOOD GROUP COMPANY

                                         By: /s/ John D. Austin
                                             ----------------------------------
                                         Name: John D. Austin
                                               --------------------------------
                                         Title: Corporate Treasurer & Secretary
                                               --------------------------------

                                         AMERICAN STOCK TRANSFER TRUST COMPANY

                                         By: /s/ Herbert J. Lemmer
                                             ----------------------------------
                                         Name: Herbert J. Lemmer
                                               --------------------------------
                                         Title: Vice President
                                               --------------------------------